Exhibit 99.5

CONVERSION AGENT & INFORMATION AGENT AGREEMENT

Date: January   , 2007

Global Bondholder Services Corporation
65 Broadway — Suite 723
New York, New York 10006

Attn: Harvey Eng

Ladies and Gentlemen:

Titan International, Inc., an Illinois corporation (the “Company”), is offering to convert any and all of its outstanding 5.25% senior convertible notes due 2009 (the “Notes”) to shares of its common stock, no par value (“Common Stock”), at a conversion rate of 81 shares of Common Stock per $1,000 principal amount of Notes, less any fractional shares, subject to adjustment in accordance with the terms of the Notes, upon the terms and conditions set forth in its Conversion Offer Prospectus, dated          , and any Prospectus supplements thereto (the “Conversion Offer”), and in the related Letter of Transmittal, copies of which are attached hereto as Exhibits A and B, respectively, and which together, as they may be amended from time to time, constitute the “Offer.” The “Expiration Date” shall be 5 p.m. New York City time, on February   , 2007, as may be extended by the Company from time to time. Capitalized terms used herein but not otherwise defined herein shall have the meaning provided in the Offer. If there is any conflict between capitalized terms defined in this Agreement and the Offer, such terms shall have the meaning provided in the Offer.

The Company hereby appoints Global Bondholder Services Corporation to act as conversion agent (the “Conversion Agent”) and information agent (the “Information Agent”) in connection with the Offer. References hereinafter to “you” or “your” shall refer to Global Bondholder Services Corporation.

1) Conversion of Notes.  In your capacity as Conversion Agent, you will receive tenders of Notes and revocations of tenders of Notes. Subject to the terms and conditions of this Agreement, you are authorized to accept such tenders of Notes and revocations of tenders of Notes in accordance with the terms of the Offer, and to act in accordance with the following instructions:

(a) Tenders of Notes may be made only as set forth in the section of the Conversion Offer Prospectus entitled “The Conversion Offer” and as set forth in Letter of Transmittal. Notes shall be considered validly tendered only if:

(i) you receive a Confirmation relating to such Notes prior to the Expiration Date; and

(ii) the Company has determined that the items received are adequate pursuant to Section 2 of this Agreement.

(b) For the purpose of this Agreement:  (i) a “Confirmation” means (A) an Agent’s Message confirming the book-entry transfer of Notes into a designated account at The Depository Trust Company (the “Book Entry Transfer Facility”), or (B) the delivery of Notes in certificate form and either an Agent’s Message or a properly completed and duly executed Letter of Transmittal (or facsimile thereof) relating thereto; (ii) an “Agent’s Message” means a message (including a printout generated by a computer terminal) transmitted by electronic means by the Book Entry Transfer Facility, in accordance with the normal procedures of the Book Entry Transfer Facility and the Conversion Agent, to and received by the Conversion Agent, which states that the Book Entry Transfer Facility has received an express and unconditional acknowledgment from a participant in the Book Entry Transfer Facility tendering Notes and agreeing to be bound by the terms of the Offer; and (iii) an “Eligible Institution” means a firm that is a member in good standing of a recognized medallion program approved by the Securities Transfer Association, Inc., or is otherwise an “eligible guarantor institution” as that term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended.

(c) In connection with the Offer, you are expressly authorized to enter into agreements or arrangements with the Book Entry Transfer Facility or any other party which, among other things, provide that (i) delivery of a Confirmation will satisfy the terms of the Offer in accordance with the terms of the Offer, (ii) such agreements or arrangements are enforceable against the Company by the Book Entry Transfer Facility, such other party, or any other participant in the Offer, and (iii) you, as Conversion Agent and Information Agent, are authorized to make any necessary representations or warranties thereunder.

2) Procedure for Defective Items.  (a) You will examine each Confirmation received by you to determine whether you believe such tender may be defective. In the event you have reason to believe of the existence of a defect in connection with a tender of Notes or a revocation of tender of Notes, you are authorized to notify the person tendering or withdrawing such Notes, its nominee, the Book Entry Transfer Facility, or, if applicable, the Eligible Institution, of the existence of such defect.

(b) The Company shall retain responsibility for final determinations whether any tender or revocation of tender is complete and proper. In the event the Company determines that any tender or revocation of tender is defective, you shall notify the person tendering or withdrawing such Notes, its nominee, the Book Entry Transfer Facility, or, if applicable, the Eligible Institution, of such determination.

3) Amendment/Extension/Termination of Offer.  The Company shall promptly provide you written notice of any amendment, extension (including extension of the Expiration Date and any other deadlines), or termination of the Offer.

4) Report of Tender Activity.  At or prior to 10:00 a.m. New York City time, or as promptly as practicable thereafter, on each business day, you shall notify each of the parties named below of (i) the number of Notes duly tendered on the preceding business day; (ii) the number of Notes withdrawn on such preceding business day; and (iii) the cumulative totals of Notes in categories (i) and (ii) above:

(a)	Cheri T. Holley Titan International, Inc. 2701 Spruce Street Quincy, IL 62301 Phone: (217) 221-4484 Fax: (217) 228-3040

(b)	Merrill Lynch & Co. World Financial Center North Tower New York, NY 10080 Attn: Liability Management Group Phone: (212) 449-4914 Fax: (212) 738-2227

You shall furnish to the Company and the Dealer Manager(s) information regarding the tendering holders of Notes, to the extent such information has been furnished to you, as requested from time to time.

5) Distribution of Entitlements.  If, under the terms and conditions set forth in the Offer, the Company becomes obligated to accept and pay the conversion consideration for Notes tendered, the Company shall deposit with the Book Entry Transfer Facility shares of its Common Stock and federal or other immediately available funds in an amount equal to the aggregate conversion consideration for all Notes tendered through the Book Entry Transfer Facility, in accordance with the terms of the Offer and the notice provided by you to the Company, specifying the amounts, settlement date and time, and other instructions for such distributions, in the following account:

Chase Manhattan Bank
Four New York Plaza
New York, NY 10004
A/C Depositary Trust Company
Reorg Deposit Account #066-027608
ABA #021000021

If Notes are tendered in the form of physical certificates to you, the Company shall deposit with you shares of its Common Stock and federal or other immediately available funds in an amount equal to the aggregate purchase price of all Notes tendered in physical form, in accordance with the terms of the Offer and the notice provided by you, in an account designated by you.

6) Information Agent.  In your capacity as Information Agent you shall arrange and coordinate:

(a) Printing activities, if requested;

(b) Estimates of the number of offering materials required;

(c) Distribution of offering materials to the beneficial owners of Notes or the brokers, dealers, custodian banks and other nominees;

(d) A dedicated toll-free line for all Note holder queries; and

(e) Reimbursement of brokers, dealers and custodian banks for mailing costs associated with distribution of offering materials, subject to collection from the Company of monies for this purpose.

7) Instructions and Lists of Note Holders.  (a) You are authorized to act upon the oral and written instructions of the Company, the Dealer Manager(s), and their respective agents and advisors. Any instructions given to you orally shall be confirmed in writing, via email or facsimile, as soon as practicable. You shall not be liable or responsible, and shall be fully authorized and protected, for acting or failing to act upon any instructions that conflict with a written confirmation or that conflict with prior or subsequent instructions. In the event you become aware of such a conflict, you will use reasonable efforts to seek clarification of such instructions.

(b) In order to carry out your duties under this Agreement, the Company will provide to you, or cause to be provided to you, copies of the lists of holders of the Notes as of the record date of the Offer, showing the names and addresses of, and the principal amount of Notes held by, such holders as reflected on the books and records of the Company, the trustee(s) of the Notes, and the Book Entry Transfer Facility. These lists will specifically identify any holders who hold Notes in the form of physical certificates. You shall be fully authorized and protected for acting upon these lists; you shall not be liable or responsible for any inaccuracies or conflicts within or among these lists, nor obligated to verify the accuracy of, or resolve conflicts among, these lists. In the event you become aware of any such inaccuracy or conflict, you will use reasonable efforts to seek clarification from the Company.

8) Fees.  Whether or not any Notes are tendered or the Offer is consummated, for your services hereunder we shall pay to you compensation in accordance with the fee schedule attached hereto, together with reimbursement for out-of-pocket expenses, including reasonable fees and disbursements of your counsel.

9) Authorizations and Protections.  You:

(a) shall have no duties or obligations other than those specifically set forth herein, or as you and the Company may subsequently agree to in writing;

(b) shall have no obligation to make payment for any tendered Notes unless (i) Notes are tendered to you in physical form accompanied by all completed documentation deemed necessary or desirable by you (including any tax forms), or through the Book Entry Transfer Facility in accordance with the terms of the Offer, and (ii) the Company shall have provided the necessary shares of Common Stock and federal or other immediately available funds to pay the full amount of conversion consideration due and payable with respect thereto;

(c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of the Notes, the Common Stock, or the Offer;

(d) shall not be called upon at any time to advise any person considering tendering Notes or revoking a tender of Notes pursuant to the Offer as to the wisdom of making such tender or revocation;

(e) may rely on and shall be authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission, email, electronic transmission, Confirmation, or other document delivered to you and believed by you to be genuine and to have been signed or transmitted by the proper party or parties;

(f) may consult counsel satisfactory to you, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by you hereunder in good faith and in accordance with the advice of such counsel;

(g) shall not be liable or responsible for any statement contained in the Offer or any other statements or documents relating thereto;

(h) shall not be liable or responsible for any determination or obligation of the Company or of any other person with respect to compliance with any applicable law, regulation, or rule, including applicable securities and tax laws, regulations, and rules, and shall not be obligated to take any legal action in connection with the Offer;

(i) shall not be liable or responsible for the failure of the Book Entry Transfer Facility, any Eligible Institution or any other party to comply with the terms of the Offer;

(j) shall have no obligation to pay any brokers, dealers, or soliciting fees to any person; and

(k) shall not be liable or responsible for any delay, failure, malfunction, interruption or error in the transmission or receipt of communications or messages through electronic means to or from the Book Entry Transfer Facility, any Eligible

Institution, any broker, dealer, custodian bank, or any other participant in the Offer, or for the actions or omissions of any person in connection with any such message or communication.

10) Indemnification.

(a) The Company agrees to release, indemnify, hold harmless, and defend you, your agents, employees and owners (each an “Indemnified Person”) against any and all claims, demands, actions, losses, liability, judgments, fines, penalties, expenses, and attorney’s fees (each a “Loss”) arising out of, claimed on account of, or in any manner predicated upon, the Offer or the actions or duties of an Indemnified Person under this Agreement (including actions or duties that are mandatory or discretionary), unless a court of competent jurisdiction renders a final determination that such Loss was the result of the gross negligence or intentional misconduct of an Indemnified Person; provided, however, that under no circumstances shall an Indemnified Person be deemed to have acted with gross negligence or intentional misconduct when acting upon the instructions of the Company, the Dealer Manager(s), or any of their agents, or their respective attorneys (each a “Transaction Party”), or when a Transaction Party substantially contributed to such Loss. In no event shall an Indemnified Person be liable to any Transaction Party or any third party for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if such Indemnified Person has been advised of the likelihood of such damages and regardless of the form of action. The Company shall advance all expenses incurred by an Indemnified Person in connection with the investigation, defense, settlement or appeal of any proceeding to which such Indemnified Person is a party or is threatened to be made a party related to the Offer or its actions or duties under this Agreement. Global Bondholder Services Corporation hereby undertakes to promptly repay such amounts advanced only if, and to the extent that, it shall ultimately be determined by such court of competent jurisdiction rendering a final determination that such Indemnified Person is not entitled to be indemnified by the Company under the provisions of this Agreement. Promptly after Global Bondholder Services Corporation becomes aware of the commencement of any such action, it shall, if a claim in respect thereof is to be made against the Company, notify the Company in writing of the commencement thereof.

(b) In the event any question or dispute arises with respect to the proper interpretation of this Agreement, your duties hereunder, or the rights or obligations of the Company, any holder of Notes, or any other party in interest to the Offer, you shall not be required to act and shall not be held liable or responsible for your refusal to act until the question or dispute has been judicially settled (and you may, if you in your sole discretion deem it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all Note holders and parties interested in the matter, that is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to you and executed by the Company. In addition, you may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all of the Note holders and all other parties that may have an interest in the settlement.

This Section shall survive termination of this Agreement.

11) Termination and Resignation.  Unless terminated earlier by the parties hereto, this Agreement shall terminate upon (a) the Company’s termination or withdrawal of the Offer, or (b) if the Company does not terminate or withdraw the Offer, the date which is thirty (30) days after the Expiration Date of the Offer. You may resign from your duties under this Agreement upon 30 days written notice to the Company.

12) Representations, Warranties and Covenants.  The Company represents, warrants and covenants, as of the date hereof and the date of the commencement of the Offer, that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Offer and the execution, delivery and performance of all transactions contemplated thereby have been duly authorized by all necessary corporate action and will not result in a breach of, or constitute a default under, the certificate of incorporation or bylaws of the Company or any indenture, agreement or instrument to which it is bound, (c) this Agreement has been duly executed, authorized and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of it, (d) the Offer complies, and will comply, in all material respects with all applicable requirements of law and regulation, and (e) to the best of its knowledge, there is no litigation pending or threatened in connection with the Offer.

13) Notices.  All notices, requests and other communications required to be in writing will be delivered to the address or transmitted to the facsimile indicated on the signature page hereof, or, if requested by a party, transmitted to an email address specified by such party.

14) Records.  You shall preserve records and dispose of surplus materials in accordance with your customary procedures.

15) Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws rules or principles. Except for an action filed pursuant to Section 10(b) of this Agreement, which may be brought in any court of competent jurisdiction, any action between the parties to this Agreement arising out of this Agreement shall be litigated in courts located in New York City, New York.

(b) No provision of this Agreement may be amended, modified or waived, except in a writing signed by the parties hereto.

(c) In the event that any claim of inconsistency between this Agreement and the terms of the Offer arise, as they may from time to time be amended, the terms of the Offer shall control, except with respect to the duties, liabilities and rights, compensation and indemnification of you, which shall be controlled by the terms of this Agreement.

(d) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between us to the full extent permitted by applicable law.

(e) This Agreement may not be assigned by any party without the prior written consent of the other party. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of the parties hereto.

(f) You shall not be liable for any failure or delay arising out of conditions beyond your reasonable control including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, storms, electrical, mechanical, computer or communications facilities failures, acts of God or similar occurrences.

(g) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

Please acknowledge receipt of this Agreement, and confirm the arrangements herein provided, by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement between us.

Very truly yours,

Titan International, Inc.

By:

Name: Kent W. Hackamack Title:	Vice President of Finance and Treasurer

Address for notices:

Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
Attn.: Cheri T. Holley
Phone: (217) 221-4484
Facsimile: (217) 228-3040

Accepted and agreed to

GLOBAL BONDHOLDER SERVICES CORPORATION
as CONVERSION AGENT & INFORMATION AGENT

By:
Name: Harvey Eng

Title:	Managing Director

Address for notices:

65 Broadway — Suite 723
New York, New York 10006
Facsimile: 212-430-3775 or 212-430-3779